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                                                                    Exhibit 99.1

[LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED]

FOR IMMEDIATE RELEASE


Contact:
-------
Jordan Darrow
Vice President, Investor Relations
PRIMUS Telecommunications Group
(212) 703-0116


        PRIMUS RAISES $180 MILLION THROUGH EQUITY OFFERING

     McLean, VA, October 15, 1999 -- PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), a facilities-based global communications company offering a portfolio of bundled international and domestic voice, data and Internet services, announced today that it raised $180,000,000 of gross proceeds from its completion of a public offering of 8,000,000 shares of its Common Stock at $22.50 per share.

     The purpose of the offering is to fund capital expenditures to expand and enhance its communications network and for other general corporate purposes, including possible acquisitions.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock, nor shall there be any sale of the Common Stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

     A written prospectus relating to this offering and meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Lehman Brothers, 3 World Financial Center, New York, New York 10285 or Morgan Stanley Dean Witter, 1585 Broadway, New York, New York 10036.


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